General Cable Corporation and Subsidiaries
Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	Three Fiscal Months Ended		Six Fiscal Months Ended
	June 29,	June 30,	June 29,	June 30,
	2007	2006	2007	2006
Net sales	$1,172.5	$987.1	$2,181.7	$1,791.4
Cost of sales	999.4	857.6	1,848.8	1,564.3
Gross profit	173.1	129.5	332.9	227.1

Selling, general and
administrative expenses	70.1	59.1	138.8	114.5
Unusual items
Operating income	103.0	70.4	194.1	112.6
Other income (expense)	(1.5)	0.2	(1.5)	1.0
Interest income (expense):
Interest expense	(10.6)	(12.3)	(19.5)	(22.4)
Interest income	3.9	0.7	6.9	1.2
Loss on extinguishment of debt	0.0	0.0	(25.1)	0.0
	(6.7)	(11.6)	(37.7)	(21.2)

Income before income taxes	94.8	59.0	154.9	92.4
Income tax provision	(31.9)	(17.5)	(54.1)	(29.5)
Net income	62.9	41.5	100.8	62.9
Less: preferred stock dividends	(0.1)	(0.1)	(0.2)	(0.2)
Net income applicable to common shareholders	$62.8	$41.4	$100.6	$62.7
Earnings per share
Earnings per common share - basic	$1.23	$0.81	$1.97	$1.24
Weighted average common shares - basic	51.2	50.8	51.1	50.4
Earnings per common share-
assuming dilution	$1.15	$0.80	$1.87	$1.21
Weighted average common shares-
assuming dilution	54.7	52.2	53.8	51.8

GENERAL CABLE CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(in millions, except share data)
ASSETS	June 29, 2007	December 31, 2006
Current Assets:	(unaudited)
Cash and cash equivalents	$382.4	$310.5
Receivables, net of allowances of $12.5 million at June 29, 2007
and $10.0 million at December 31, 2006	978.9	723.7
Inventories	633.4	563.1
Deferred income taxes	110.1	104.1
Prepaid expenses and other	44.1	32.9
Total current assets	2,148.9	1,734.3
Property, plant and equipment, net	448.2	416.7
Deferred income taxes	26.5	28.8
Other non-current assets	56.1	38.9
Total assets	$2,679.7	$2,218.7
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$803.4	$655.4
Accrued liabilities	340.7	284.3
Current portion of long-term debt	434.1	55.5
Total current liabilities	1,578.2	995.2
Long-term debt	375.7	685.1
Deferred income taxes	12.4	13.2
Other liabilities	161.5	90.8
Total liabilities	2,127.8	1,784.3
Shareholders' Equity:
Redeemable convertible preferred stock, at redemption value
(liquidation preference of $50.00 per share)
June 29, 2007 - 101,949 outstanding shares
December 31, 2006 - 101,949 outstanding shares	5.1	5.1
Common stock, $0.01 par value, issued and outstanding shares:
June 29, 2007 - 52,336,036 (net of 5,098,598 treasury shares)
December 31, 2006 - 52,002,052 (net of 4,999,035 treasury shares)	0.6	0.6
Additional paid-in capital	263.0	245.5
Treasury stock	(59.2)	(53.0)
Retained earnings	320.7	238.8
Accumulated other comprehensive income (loss)	21.7	(2.6)
Total shareholders' equity	551.9	434.4
Total liabilities and shareholders' equity	$2,679.7	$2,218.7